UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2016

CTI INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Illinois

(State or other jurisdiction of incorporation)

000-23115	36-2848943
(Commission File Number)	(IRS Employer Identification

22160 N. Pepper Road Lake Barrington, Illinois	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 382-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (l7 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-1 2)

☐    Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2 (b))

☐    Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240. l 3c-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 3.02

Item 3.02	Unregistered Sales of Equity Securities.

On July 29, 2016 (the "Investment Date"), the Company and certain accredited investors (the "Investors") entered into a Securities Purchase Agreement (the "Purchase Agreement"), wherein the Investors purchased 152,850 shares of common stock, no par value, at a price of $6.00 per share.

As additional consideration for the purchase of shares in the offering, each Investor will receive, along with each share of common stock, one-half of a warrant, with one warrant entitling the Investor to purchase one share of the Company’s common stock at a price of $7.00. The warrants are exercisable between six (6) months and three (3) years from the Investment Date.

In addition to the Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Company agreed to file a Registration Statement with the Securities and Exchange Commission on or before August 29, 2016, in order to register the common stock sold to investors on the Investment Date, but not the common stock issuable on exercise of the warrants.

The issuance of the shares on the Investment Date resulted in gross proceeds of $917,100 and after commissions and fees, net proceeds to the Company of approximately $836,394. The Company expects to use these proceeds for general working capital purposes.

The common stock and warrants were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an "accredited investor" as defined in Regulation D, and that no Investor is subject to the "Bad Actor" disqualifications described in Rule 506(d).

Disclaimer.

The foregoing descriptions of the Purchase Agreement, Warrant and Registration Rights Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the form of Purchase Agreement, form of Warrant, and form of Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CTI Industries Corporation has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the Village of Lake Barrington, Illinois, August 3, 2016.

CTI INDUSTRIES CORPORATION

By: /s/ Stephen M. Merrick
Stephen M. Merrick, President